                                                                                                                Exhibit 99(a)(5)(W)

Telephone Conference on the Release of
E.ON AG’s Interim Report for January 1 - March 31, 2006

Düsseldorf, May 10, 2006

Presentation by:
Dr. Wulf H. Bernotat
Chairman of the E.ON AG Board of Management and CEO

Please check against delivery

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Ladies and gentlemen, welcome to our telephone conference. It’s only been a few days since our Annual Shareholders Meeting which most of you covered. So today we’ll just provide you with a brief overview of E.ON’s development in the first three months of 2006.

In terms of our financial results, we picked up right where our very successful 2005 financial year left off.

We grew sales by 37 percent year-on-year to €21.5 billion and adjusted EBIT by 6 percent to €2.5 billion. Key factors were the inclusion of newly consolidated subsidiaries (particularly in Eastern Europe), the exceptionally cold winter in Europe, and also the global increase in raw materials and energy prices which led to higher average prices for electricity and natural gas. In a few moments, Erhard Schipporeit will give you a more detailed look at the results posted by our market units.

Net income (after taxes and minority interests) also surpassed the high prior-year figure, advancing by 18 percent to €1.7 billion.

We continue to expect our adjusted EBIT for full year 2006 to slightly surpass the high prior-year level. We will not repeat the extraordinarily high net income figure posted in 2005, which included the substantial book gains on the disposals of Viterra and Ruhrgas Industries which were completed in the second half of the year. In the first quarter of 2006, we recorded a book gain of €376 million on the sale of Degussa stock when we transferred this stock to a company jointly managed by E.ON and RAG.

Our first-quarter earnings development confirms again that we were right to focus on our core power and gas business. Now a top priority is to achieve value-enhancing growth in our core business.

We further strengthened our position in Central and Eastern Europe by completing, in late March 2006, the acquisition of the natural gas

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trading and storage business of Hungary’s MOL. The transaction had a total value of just over €1 billion. By acquiring Endesa, a Spanish energy utility, our objective is to tap Southern European and South American markets which are growing at above-average rates. In February 2006 we made Endesa shareholders an all-cash offer of €29.1 billion for 100 percent of the company’s stock.

We’ve been working diligently to bring this transaction to a successful conclusion and have already reached important milestones. In late April the European Commission issued an unconditional antitrust approval for our acquisition of Endesa.

We also filed for the approval of the CNE, Spain’s energy regulatory agency. We filed this application in order to move the transaction forward—even though from the start there were considerable doubts about whether this requirement was compatible with EU law. These doubts were confirmed by the European Commission’s initiation of an infringement proceeding against Spain. Because the outcome of the proceeding would have no direct legal consequences for us, we continue to pursue our CNE filing. We’re firmly convinced that we meet all reasonable requirements the CNE could have. We operate a highly reliable power and gas business in 20 countries. We have operations along the entire energy value chain, and this integrated business model has proven its success for decades. So there’s absolutely no objective reason why we wouldn’t be just as successful in contributing to reliable, environmentally friendly, and market-based energy supply in Spain. So we will continue to work diligently to bring the Endesa deal to a successful conclusion. This won’t, however, cause us to lose sight of our other strategic projects.

We continue to negotiate with Gazprom about acquiring a stake in Yushno Russkoye, a natural gas field in western Siberia. Although the negotiations have made considerable progress, we’ve not yet reached an agreement. And we continue to move forward systematically with our investments in power generation and power and gas network

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infrastructure. In sum, we’re working hard to further develop our company, seize growth opportunities, and create new business prospects. I’d now like to hand things over to Erhard Schipporeit.

This statment does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA or Santander Investment SA, Corredores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This statement may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

E.ON prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). This statement may contain references to certain financial measures (including forward-looking measures) that are not calculated in accordance with U.S. GAAP and are therefore considered “non-GAAP financial measures” within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP measure or target, either in its Annual Report, in its interim report or on its website at www.eon.com or www.eon.info. Management believes that the non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in U.S. GAAP, enhance an understanding of E.ON’s results of operations. A number of these non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies, and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These non-GAAP financial measures should not be considered in isolation as a measure of E.ON’s profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash flow provided by operating activities, and the other income or cash flow data prepared in accordance with U.S. GAAP. The non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly titled measures used by other companies.